Exhibit 99.1

SELECT INTERIOR CONCEPTS ANNOUNCES 2020 THIRD QUARTER FINANCIAL RESULTS

Atlanta, Georgia – November 5, 2020 – Select Interior Concepts, Inc. (NASDAQ: SIC), a premier installer and nationwide distributor of interior building products, today announced its financial results for the third quarter ended September 30, 2020.

THIRD QUARTER 2020 FINANCIAL HIGHLIGHTS COMPARED TO THIRD QUARTER 2019

•	Consolidated net sales of $150.1 million, compared to $159.4 million
•	Gross profit was $38.6 million, compared to $42.3 million
•	Net income was $0.5 million, or $0.02 earnings per share (EPS), compared to net income of $2.5 million, or $0.10 EPS
•	EBITDA of $10.5 million, compared to $14.3 million
•	Adjusted EBITDA of $14.0 million, compared to $17.0 million
•	Operating cash flow provided $2.4 million, compared to $11.5 million
•	Liquidity of $67.8 million, including $4.1 million of cash plus $63.7 million of availability under the revolving credit facility, compared to $74.0 million
•	Continued to execute on a wide range of actions in response to the COVID-19 pandemic resulting in approximately $5 million in cost savings during the quarter affecting both Cost of Sales and SG&A

NINE MONTHS 2020 FINANCIAL HIGHLIGHTS COMPARED TO NINE MONTHS 2019

•	Consolidated net sales of $409.9 million, compared to $454.7 million
•	Gross profit was $100.0 million, compared to $125.2 million
•	Net loss was ($6.6 million), or ($0.26) EPS, compared to net income of $3.7 million, or $0.15 EPS
•	EBITDA of $18.5 million, compared to $37.7 million
•	Adjusted EBITDA of $29.0 million, compared to $46.1 million
•	Operating cash flow provided $19.9 million, compared to $20.3 million

Chief Executive Officer L.W. (Bill) Varner Jr. commented, “SIC’s third-quarter financial results reflected solid performance, supported by strong demand in our key end-markets despite ongoing uncertainty created by the COVID-19 pandemic.  We saw continued increases in activity across the business in the third quarter from earlier in the year, with volumes continuing to return to pre-COVID levels.

“Since joining SIC in June 2020, I have focused on actions that will drive long-term value creation by accelerating organic revenue and core earnings growth; positioning SIC’s capital structure to support potential inorganic growth prospects; and developing a long-term growth strategy that positions SIC for success in the evolving building products marketplace.  As a first step, we have undertaken multiple targeted initiatives to drive incremental EBITDA from untapped potential within the Company’s existing footprint.  Most importantly, we have identified opportunities in strategic sourcing, organizational design and productivity, insurance programs, and facility footprint optimization.  These improvements, which are new and not COVID-19 related, are structural enhancements in operations that we expect will be sustainable as we return to full levels of activity.  This represents a projected total annualized earnings improvement target of $8 million to $10 million.  Our goal is to achieve approximately 50% of this annualized target in 2021 with the balance expected to be realized in 2022.”

In addition, SIC today announced two changes in connection with its senior leadership.  Kendall Hoyd, President of the Residential Design Services (“RDS”) segment, will resign to pursue other interests, effective January 4, 2021.  SIC has commenced a search for a new President of RDS.  "I want to thank Kendall for his many contributions to SIC over the last several years, and I wish him well in his future endeavors," stated Mr. Varner.  Also, SIC’s Chief Financial Officer, Nadeem Moiz, has been appointed Chief Operating Officer of Select Interior Concepts, in addition to his continuing role as CFO.  Mr. Varner commented, “We are excited to announce Nadeem’s promotion into the Chief Operating Officer role at SIC.  This position will be integral to our ongoing efforts to focus on operational excellence, and Nadeem will provide essential insight into the operating performance of our entire organization as we move forward.”

RESULTS FOR THE THIRD QUARTER OF 2020

Net sales for the third quarter of 2020 decreased by 5.9% to $150.1 million, compared to net sales of $159.4 million for the third quarter of 2019. Residential Design Services (“RDS”) segment sales decreased 6.3%.  The decrease was largely due to a decline in sales related to negative price/mix partially offset by positive growth in volume, particularly in California and Arizona.  Architectural Surfaces Group (“ASG”) segment sales declined 5.4% due primarily to lower natural stone, quartz, and tile sales volume.  The lower sales volume is attributable to closures of the Charlotte and San Antonio locations, and a decline in commercial business in California, primarily as a result of the COVID-19 pandemic.  These volume declines were partially offset by improvements in price/mix for stone and quartz.

Gross profit for the third quarter of 2020 decreased by 8.9% to $38.6 million, compared to $42.3 million for the third quarter of 2019. The decrease in gross profit was primarily due to lower revenues.  Gross margin for the third quarter of 2020 was 25.7%, compared to 26.6% for the third quarter of 2019. In the RDS segment, gross margin decreased 3.1 percentage points to 23.6% primarily due to an unfavorable product mix resulting from the increase of entry- to mid-level homebuilding as a percentage of our project activity in our markets. We expect the heightened percentage of entry- to mid-level homebuilding to continue to increase in the coming quarters putting increased pressure on our gross margins.  In the ASG segment, gross margin increased 2.3 percentage points to 28.4% primarily due to improvements in price/mix and the launch of new quartz products.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2020 were $33.4 million, or 22.3% of net sales, compared to $36.1 million, or 22.7% of net sales, for the third quarter of 2019. This decrease includes savings from position eliminations and furloughs and other cost reduction initiatives in response to COVID-19, and is partially offset by variable costs including bonuses and commissions which have increased commensurately with sales. SG&A for the third quarter of 2020 and 2019 included $3.0 million and $3.9 million, respectively, of equity-based compensation and certain non-recurring costs. On an adjusted basis, which excludes equity-based compensation and certain non-recurring costs, SG&A was $30.5 million for the third quarter of 2020, compared to $32.2 million for the third quarter of 2019.

For the third quarter of 2020, net income was $0.5 million, or $0.02 EPS, compared to net income of $2.5 million, or $0.10 EPS, for the third quarter of 2019. Net income for the third quarter of 2019 included $2.0 million of other income, which primarily resulted from a change in the fair value of earnout liabilities for completed acquisitions.

EBITDA for the third quarter of 2020 decreased 26.2% to $10.5 million, compared to EBITDA of $14.3 million for the third quarter of 2019. Adjusted EBITDA, which excludes the impact of equity compensation and certain non-recurring costs, for the third quarter of 2020 decreased by 17.4% to $14.0 million, compared to $17.0 million for the third quarter of 2019. For the third quarter of 2020, Adjusted EBITDA as a percentage of net sales was 9.4%, compared to 10.7% for the third quarter of 2019.

Operating cash flow totaled $2.4 million for the third quarter of 2020, compared to $11.5 million for the third quarter of 2019 primarily as a result of reduced earnings and changes in working capital. Liquidity from cash-on-hand and borrowing availability under the Company’s revolving credit facility totaled $67.8 million at September 30, 2020, compared to $74.0 million at September 30, 2019.

RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

Net sales for the first nine months of 2020 decreased by $44.8 million or 9.9% to $409.9 million, compared to net sales of $454.7 million for the first nine months of 2019. RDS segment sales decreased 9.7%.  The decrease was due in part to volume declines in the Eastern Region, primarily attributable to the COVID-19 pandemic, as well as product mix challenges in certain markets resulting from the increase of entry- to mid-level homebuilding as a percentage of our project activity in our markets.  Stay at home orders, particularly in the second quarter and early part of the third quarter heavily impacted our business with new safety measures and restrictions lowering productivity at RDS job sites.  RDS design center activity was also limited due to lockdowns and customer and employee concerns relating to in-person interaction.  The decline in organic volume was partially offset by increased sales from the acquisition of Intown in March 2019.  ASG segment sales decreased 10.3%.  This decrease was due to a decrease in volume of all products sold.  The decrease in overall volume, which peaked in the second quarter, was primarily due to the COVID-19 pandemic.  Stay at home orders heavily impacted our business in Washington.  ASG showrooms were limited to appointment only sales.  Additionally, our fabricator customers were unable to execute in-residence installations due to stay at home orders at many of our locations combined with homeowner concerns about the pandemic.  Volume decreases were slightly offset with a slight increase from price/mix, most of which came from sales of quartz products.

Gross profit for the first nine months of 2020 decreased by 20.2% to $100.0 million, compared to $125.2 million for the first nine months of 2019. The decrease in gross profit was primarily a result of lower net sales due to the COVID-19 pandemic. Gross margin for the first nine months of 2020 was 24.4%, compared to 27.5% for the first nine months of 2019. In the RDS segment, gross margin decreased 4.4 percentage points to 23.2% for the first nine months of 2020, from 27.6% for the first nine months of 2019.  This decrease is primarily due to unabsorbed fixed costs on our lower revenue base during the period and an unfavorable change in product mix. In the ASG segment, gross margin decreased 1.2 percentage points to 26.0%, for the first nine months of 2020, from 27.2% for the first nine months of 2019.  The decrease was primarily due to unabsorbed fixed costs on our lower revenue base during the period and a decline in product margin.

SG&A expenses for the first nine months of 2020 were $96.9 million, or 23.6% of net sales, compared to $109.0 million, or 24.0% of net sales, for the first nine months of 2019, primarily reflecting lower sales commissions, savings from position eliminations and furloughs, and other cost reduction initiatives in response to COVID-19. SG&A for the first nine months of 2020 and 2019 included $8.1 million and $10.5 million, respectively, of equity-based compensation and certain non-recurring costs. On an adjusted basis, which excludes equity-based compensation and certain non-recurring costs, SG&A was $88.7 million, or 21.7% of net sales for the first nine months of 2020, compared to $98.5 million, or 21.7% of net sales, for the first nine months of 2019.

For the first nine months of 2020, net loss was ($6.6) million, or ($0.26) EPS, compared to net income of $3.7 million, or $0.15 EPS, for the first nine months of 2019. Net income for the first nine months of 2019 included $2.7 million of other income, which primarily resulted from a change in the fair value of earnout liabilities for completed acquisitions.

EBITDA for the first nine months of 2020 decreased 50.8% to $18.5 million, compared to EBITDA of $37.7 million for the first nine months of 2019. Adjusted EBITDA, which excludes the impact of equity compensation and certain non-recurring costs, for the first nine months of 2020 decreased by 37.2% to $29.0 million, compared to $46.1 million for the first nine months of 2019. For the first nine months of 2020, Adjusted EBITDA as a percentage of net sales was 7.1%, compared to 10.1% for the first nine months of 2019.

Operating cash flow remained relatively consistent and totaled $19.9 million for the first nine months of 2020, compared to $20.3 million for the first nine months of 2019.

COST AND CASH SAVINGS – ACTIONS IN RESPONSE TO COVID-19

Given the economic impact of COVID-19 on housing construction and remodeling activity, in April 2020 the Company took steps to align its cost structure and capital resources with the current and expected level of activity. The Company’s measures to rationalize costs and preserve cash included hiring freezes, targeted furloughs and reductions of workforce across business units, and reduced bonuses, along with enforcing strict controls on non-critical expenditures.

In response to COVID-19, the Company continued to execute on these initiatives resulting in approximately $5 million in cost savings during the third quarter and over $12 million cost savings year to date, affecting both Cost of Sales and SG&A.  While some of these costs will return to the business as sales increase, the Company still expects these initiatives to provide an estimated cost benefit of $14 million to $16 million to its full year 2020 financial results, further enhancing its liquidity and cash flow.

FINANCIAL RESULTS CONFERENCE CALL AND WEBCAST DETAILS

The Company will host a conference call today at 9:00 a.m. EST to discuss results for the third quarter ended September 30, 2020 and other matters relating to the Company. To participate in the conference call, dial 1-877-300-8521 from the United States, and international callers may dial 1-412-317-6026, approximately 15 minutes before the call. A webcast and presentation will also be available at www.selectinteriorconcepts.com under the investor relations section. A replay of the call and webcast will be available on the Company's website approximately four hours after the completion of the call.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

ABOUT SELECT INTERIOR CONCEPTS

Select Interior Concepts is a premier installer and nationwide distributor of interior building products with leading market positions in highly attractive markets. Headquartered in Atlanta, Georgia, Select Interior Concepts is listed on the NASDAQ.  The Residential Design Services segment provides integrated design, sourcing and installation solutions to customers, in the selection of a broad array of interior products and finishes, including flooring, cabinets, countertops, window treatments, and related interior items. The Architectural Surfaces Group segment distributes natural and engineered stone through a national network of distribution centers and showrooms under proprietary brand names such as AG&M, Modul and Pental. For more information, visit: www.selectinteriorconcepts.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue,” and other forms of these words or similar words or expressions or the negatives thereof. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events. Forward-looking statements are subject to risks, uncertainties, and other factors, including, but not limited to, risks and uncertainties relating to the COVID 19 pandemic (including those contained in our Form 8-K filed on May 5, 2020) and those factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (our “Annual Report”) and the other reports we file with the SEC, that may cause the Company’s actual results, level of activity, performance or achievement to be materially different from the results or plans expressed or implied by such forward-looking statements. All forward-looking statements in this press release are qualified by the factors, risks and uncertainties contained in our Annual Report. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements speak only as of the date on which they are made and the

Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

USE OF NON-GAAP FINANCIAL MEASURES

This press release and the schedules hereto include EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and adjusted operating expense, which are financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and board of directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

CONTACTS:

Investor Relations:

Tully Brown

(470) 548-7370

ir@sicinc.com

Select Interior Concepts, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	September 30, 2020	December 31, 2019
ASSETS
Cash	$4,097	$5,002
Accounts receivable, net	68,144	63,419
Inventories	98,101	104,741
Prepaid expenses and other current assets	17,605	11,083
Income taxes receivable	3,080	2,184
Total current assets	$191,027	$186,429
Property and equipment, net	22,444	26,494
Deferred tax assets, net	10,222	10,550
Goodwill	99,789	99,789
Customer relationships, net	65,023	71,989
Other intangible assets, net	16,175	18,759
Other assets	5,384	6,265
Total assets	$410,064	$420,275

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	49,616	42,734
Accrued expenses and other current liabilities	17,967	16,661
Customer deposits	10,407	8,627
Current portion of long-term debt, net	246	11,749
Current portion of capital lease obligations	2,586	2,395
Total current liabilities	$80,822	$82,166
Line of credit	9,670	21,871
Long-term debt, net of current portion and financing fees	149,979	141,299
Long-term capital lease obligations	5,452	6,907
Other long-term liabilities	7,760	6,757
Total liabilities	$253,683	$259,000
Class A common stock	256	251
Treasury stock, at cost	(1,182)	(391)
Additional paid-in capital	163,938	161,396
Retained earnings (accumulated deficit)	(6,631)	19
Total stockholders' equity	$156,381	$161,275
Total liabilities and stockholders' equity	$410,064	$420,275

Select Interior Concepts, Inc.

Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
(in thousands, except share data)
Revenues, net	$150,050	$159,395	$409,869	$454,657
Cost of revenues	111,460	117,057	309,886	329,418
Gross profit	38,590	42,338	99,983	125,239
Selling, general and administrative expenses	33,446	36,129	96,850	109,014
Income from operations	5,144	6,209	3,133	16,225
Other expense:
Interest expense	3,546	4,342	11,072	13,151
Other expense (income), net	412	(2,008)	1,755	(2,728)
Total other expense, net	3,958	2,334	12,827	10,423
Income (loss) before provision (benefit) for income taxes	1,186	3,875	(9,694)	5,802
Provision (benefit) for income taxes	655	1,417	(3,045)	2,055
Net income (loss)	$531	$2,458	$(6,649)	$3,747

Earnings (loss) per share of common stock
Basic common stock	$0.02	$0.10	$(0.26)	$0.15
Diluted common stock	$0.02	$0.10	$(0.26)	$0.15
Weighted average shares outstanding
Basic common stock	25,383,379	25,051,068	25,301,709	25,366,170
Diluted common stock	25,762,741	25,189,339	25,301,709	25,463,814

Select Interior Concepts, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2020	2019
(in thousands)
Net cash provided by operating activities	$19,933	$20,306

Purchase of property and equipment	(2,757)	(7,273)
Proceeds from disposal of property and equipment	55	16
Acquisition of Intown Design, Inc.	-	(11,537)
Escrow release payment related to acquisition of Greencraft Holdings, LLC	-	(3,000)
Acquisition of Elegant Home Design, LLC (Indemnity payment in 2019)	-	(1,000)
Net cash used in investing activities	$(2,702)	$(22,794)

Payment of Greencraft Holdings, LLC earn-out liability	-	(5,794)
Proceeds from ERP financing	376	2,118
Payments on line of credit, net	(12,275)	(2,822)
Proceeds from term loan	-	11,500
Term loan deferred issuance costs	(2,230)	-
Purchase of treasury stock	(791)	(235)
Payments on notes payable and capital leases	(2,428)	(1,407)
Principal payments on long-term debt	(788)	(1,589)
Net cash provided by (used in) financing activities	$(18,136)	$1,771

Net decrease in cash	$(905)	$(717)
Cash (and restricted cash in 2019), beginning of period	$5,002	$9,362
Cash, end of period	$4,097	$8,645

Select Interior Concepts, Inc.

Segment Information (Unaudited)

	Three Months Ended September 30, 2020				Nine Months Ended September 30, 2020
(in thousands)	Net Sales	Gross Profit	Gross Margin	(in thousands)	Net Sales	Gross Profit	Gross Margin
RDS	$90,858	$21,460	23.6%	RDS	$243,657	$56,432	23.2%
ASG	59,834	17,018	28.4%	ASG	167,841	43,595	26.0%
Elims/Corp	(642)	112	n/a	Elims/Corp	(1,629)	(44)	n/a
Total	$150,050	$38,590	25.7%	Total	$409,869	$99,983	24.4%

	Three Months Ended September 30, 2019				Nine Months Ended September 30, 2019
	Net Sales	Gross Profit	Gross Margin		Net Sales	Gross Profit	Gross Margin
RDS	$96,943	$25,868	26.7%	RDS	$269,740	$74,314	27.6%
ASG	63,217	16,487	26.1%	ASG	187,068	50,861	27.2%
Elims/Corp	(765)	(16)	n/a	Elims/Corp	(2,151)	64	n/a
Total	$159,395	$42,339	26.6%	Total	$454,657	$125,239	27.5%

Select Interior Concepts, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (Unaudited)

elect Interior Concepts, Inc.    For the Three Months Ended September 30,   (in thousands)   2018     2017   Consolidated net income   $ 753     $ 2,812   Income tax (benefit) expense     (42)     545   Interest expense     2,881       3,667   Depreciation and amortization     5,108       3,830   EBITDA     8,700       10,854                     Consulting Fees to Trive Capital     —       409   Share Based and Transaction Incentive Compensation     1,254       —   Nonrecurring Costs     5,116       1,945   Adjusted EBITDA   $ 15,070     $ 13,208   For the Nine Months Ended September 30, 2018     2017 $ (642)   $ 3,623   (580)     687   8,203       10,145   14,777       10,381   21,758       24,836               —       925   4,935       381   12,872       6,981 $ 39,565     $ 33,123

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019

Consolidated net income (loss)	$531	$2,458	$(6,649)	$3,747
Income tax expense (benefit)	655	1,417	(3,045)	2,055
Interest expense	3,546	4,342	11,072	13,151
Depreciation and amortization	5,796	6,048	17,164	18,729
EBITDA	$10,528	$14,265	$18,542	$37,682

Equity-based compensation	1,128	2,516	1,682	4,504
Purchase accounting fair value adjustments	-	(1,986)	-	(2,549)
Acquisition and integration related costs	118	14	1,484	2,219
Employee related reorganization costs	733	279	2,214	965
Other non-recurring costs	1,303	962	3,572	1,469
Strategic alternatives costs	235	958	1,462	1,847
Total addbacks	$3,517	$2,743	$10,414	$8,455
Adjusted EBITDA	$14,045	$17,008	$28,956	$46,137

Select Interior Concepts, Inc.

Reconciliation of Operating Expenses to Adjusted Operating Expenses (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019

Operating expenses	$33,446	$36,129	$96,850	$109,014
Equity-based compensation	1,128	2,516	1,682	4,504
Acquisition and integration related costs	201	(6)	278	1,992
Employee related reorganization costs	699	279	2,059	965
Other non-recurring costs	709	201	2,651	1,212
Strategic alternatives costs	235	958	1,462	1,847
Total adjustments to operating expenses	$2,972	$3,948	$8,132	$10,520
Adjusted operating expenses	$30,474	$32,181	$88,718	$98,494

EBITDA is defined as consolidated net income before interest, taxes and depreciation and amortization.

Adjusted EBITDA is defined as consolidated net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) stock compensation expense, and (v) adjustments for costs that are deemed to be transitional in nature or not related to our core operations, such as severance and employee related reorganization costs, purchase accounting fair value adjustments, strategic alternatives costs, facility closure costs, and professional, financing and legal fees related to business acquisitions, or similar transitional costs and expenses related to business investments, greenfield investments, and integrating acquired businesses into our Company.

Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net sales.

Adjusted operating expense is defined as consolidated operating expense before stock compensation expense, and adjustments for costs that are deemed to be transitional in nature or not related to our core operations, such as severance and employee related reorganization costs, strategic alternatives costs, facility closure costs, and professional, financing and legal fees related to business acquisitions, or similar transitional costs and expenses related to business investments, greenfield investments, and integrating acquired businesses into our Company.